EXHIBIT 99.1

GENERAL FINANCE CORPORATION DECLARES DIVIDEND OF $2.30 PER SHARE ON ITS 9.00% SERIES C CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK

PASADENA, CA – July 17, 2015 – General Finance Corporation (NASDAQ:GFN), a leading specialty rental services company offering portable storage, modular space and liquid containment solutions (the “Company”), announced today that in accordance with the terms of its 9.00% Series C Cumulative Redeemable Perpetual Preferred Stock (NASDAQ:GFNCP) (the “Series C Preferred Stock”), the Board of Directors has declared a cash dividend of $2.30 per share. The dividend is the ninth dividend being paid by the Company on its Series C Preferred Stock and is payable with respect to the period commencing on April 30, 2015 and ending on July 30, 2015. This dividend is payable on July 31, 2015 to preferred stockholders of record as of July 30, 2015.

About General Finance Corporation

Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is a leading specialty rental services company offering portable storage, modular space and liquid containment solutions.  Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries.  The Company’s principal leasing operations are in the Asia-Pacific regions of Australia and New Zealand, consisting of majority-owned Royal Wolf Holdings Limited (www.royalwolf.com.au), the leading provider of portable storage solutions in those regions, and in North America, consisting of wholly-owned Pac-Van, Inc. (www.pacvan.com) and Lone Star Tank Rental Inc. (www.lonestartank.com), prominent regional providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings.  The Company also owns 90% of Southern Frac, LLC (www.southernfrac.com), a manufacturer of portable liquid storage tank containers in North America.   Royal Wolf’s shares trade on the Australian Securities Exchange under the symbol RWH.

Investor/Media Contact

Larry Clark
Financial Profiles, Inc.
(310) 622-8223